Bingham McCutchen LLP

2020 K Street, NW

Washington, DC 20006

Tel: 202.373.6000

Fax: 202.373.6001

www.bingham.com

September 17, 2014

SPDR® Index Shares Funds

One Lincoln Street

Boston, Massachusetts 02111

Re:   SPDR® Index Shares Funds

Ladies and Gentlemen:

We have acted as counsel to SPDR® Index Shares Funds, a Massachusetts voluntary association (commonly known as a “business trust”) (the “Trust”), in connection with Post-Effective Amendment No. 77 to the Trust’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) on or about September 17, 2014 (the “Registration Statement”), with respect to the issuance of units of beneficial interest, with $0.01 par value per share (the “Shares”), of the SPDR MSCI Mexico Quality Mix ETF, SPDR MSCI South Korea Quality Mix ETF, and SPDR MSCI Taiwan Quality Mix ETF, each a newly created series of the Trust (the “Funds”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)    A certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)    A copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts, of the Trust’s Amended and Restated Declaration of Trust dated July 1, 2004, and all amendments thereto (the “Declaration”);

(c)    A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration, the Trust’s Amended and Restated By-Laws (the “By-laws”), and certain resolutions adopted by the Trustees of the Trust authorizing the issuance of the Shares of the Funds (the “Resolutions”); and

(d)    A printer’s proof of the Registration Statement.

SPDR Index Shares Funds

September 17, 2014

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Commission will be in substantially the form of the printer’s proof referred to in paragraph (d) above. We have also assumed that the Declaration, By-laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration or the By-laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.      The Trust has been formed and is existing under the Trust’s Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

SPDR Index Shares Funds

September 17, 2014

2.      The Shares, when issued and sold in accordance with the Trust’s Declaration and By-laws and for the consideration described in the Registration Statement, will be validly issued, fully paid, and nonassessable under the laws of the Commonwealth of Massachusetts except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bingham McCutchen LLP